Vsource® Announces Results for Fiscal 2004

LA JOLLA, Calif. -- [April 27, 2004] -- Vsource, Inc. (OTCBB: VSCE), an innovative leader in providing customized global business process outsourcing (BPO) services to clients worldwide, today announced its financial results for its fiscal year ending January 31, 2004 (fiscal 2004).

Revenue for the quarter ending January 31, 2004 totaled $4 million, compared to $5.5 million for the same prior year period. The company reported a net loss available to common shareholders of $6.7 million or $3.39 per basic share for the fourth quarter. Net loss available to common shareholders during the period included a non-cash charge of $3.2 million from deemed non-cash dividends to preferred shareholders. Excluding the deemed non-cash dividend, Vsource's net loss was $3.5 million in the fourth quarter of fiscal 2004. The company recorded a deemed dividend credit arising from the conversion of preferred stock to another class of preferred stock in the fourth quarter ending January 31, 2003, when it reported a net loss available to common shareholders of $1.7 million or $0.94 per basic share.

Revenue for fiscal 2004 totaled $18.3 million, compared to $26.5 million for the same prior year period. The company reported a net loss available to common shareholders of $23.2 million or $12.16 per basic share for fiscal 2004. Net loss available to common shareholders during the year included non-cash charges of $11.9 million from deemed non-cash dividends to preferred shareholders and $0.1 million from amortization of stock-based compensation expenses. Excluding the deemed non-cash dividend and one-time Team America-related charges, Vsource's net loss was $9.9 million for fiscal 2004. The company recorded a deemed dividend credit arising from the conversion of preferred stock to another class of preferred stock in fiscal 2003 when it reported a net loss available to common shareholders of $5.3 million or $3.06 per basic share.

The Company's earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-cash expenses ("Adjusted EBITDA"), was a loss of $2.8 million for the quarter ending January 31, 2004, compared with Adjusted EBITDA loss of $0.2 million, adjusted to exclude non-cash stock-based compensation charges of $0.06 million and non-cash loss on extinguishment of debt of $0.1 million, for the same prior year period. For fiscal 2004, the Adjusted EBITDA loss was $9 million, adjusted to exclude non-cash stock compensation charges of $0.1 million, compared with Adjusted EBITDA of $1.1 million, adjusted to exclude non-cash stock compensation charges of $1 million and loss on extinguishment of debt of $6.8 million, for the same prior year period. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the consolidated financial statements included in this release. Net cash as of January 31, 2004 totaled $1.5 million, compared to $11.2 million as of January 31, 2003.

Commenting on the fiscal 2004 results, Vsource Chairman and Chief Executive Officer, Phil Kelly stated: "The results for fiscal 2004 were impacted by several key factors. First, the termination of the Team America merger was costly from a financial perspective and disruptive to our operations. A good portion of the last quarter was spent re-aligning our activities to contend with the set-backs associated with this event. Second, in the first half of the year, SARS had a material influence on our business, just as it affected many companies across Asia-Pacific. SARS had a residual effect, impacting our fiscal 2004 performance by extending the already long sales cycles associated with closing new contracts. Basically, this delayed our client acquisition cycles by 4 to 6 months."

"Heading into fiscal year 2005, we are encouraged by our progress and efforts in the fourth quarter. We have added new client contracts with several of the world's leading companies and we continue to strengthen relationships with our existing clients by maintaining our focus on client satisfaction through exceptional service delivery. We are also making great headway with our operations in Taiwan, which was launched in November 2003. Furthermore, with our newly expanded Human Capital Management solutions offering, we are well positioned to help our growing list of new clients (small and medium businesses) achieve success through outsourced HR services. We continue to distinguish ourselves in the BPO marketplace by forging an important relationship with Symphony House Berhad in Malaysia, a solid partner in the region.

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Vsource, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended January 31,		Fiscal year ended January 31,
	2004	2003	2004	2003

Revenue	$4,034	$5,506	$18,298	$26,546
Operating Expenses
Cost of revenue	2,909	2,699	11,479	13,236
Selling, general and administrative	4,591	3,669	16,638	15,561
Amortization of stock-based compensation expense	0	56	94	963
Write-off of merger-related expenses	0	0	1,467	0
Insurance proceeds in respect of loss on inventory	0	0	0	(464)
Loss on extinguishment of debt	0	135	0	6,838
Total expenses	7,500	6,559	29,678	36,134
Operating loss	(3,466)	(1,053)	(11,380)	(9,588)
Non-cash beneficial conversion feature expense (1)	0	(10)	0	(1,727)
Other interest income (expense)	2	16	33	(512)
Provision for income tax	(22)	0	22	0
Net loss	$(3,486)	$(1,047)	$(11,369)	$(11,827)
Non-cash deemed dividend to preferred shareholders (2)	$(3,213)	(610)	(11,877)	6,526
Net loss available to common shareholders	$(6,699)	$(1,657)	$(23,246)	$(5,301)
Basic and diluted net loss per share available to common shareholders	$(3.39)	$(0.94)	$(12.16)	$(3.06)
Weighted average number of common shares outstanding	1,973,175	1,760,999	1,912,304	1,734,060
Basic and diluted (3)
Earnings before interest, taxes, depreciation & amortization excluding non-cash stock compensation expense (4)	$(2,858)	$(231)	$(8,998)	$1,122
Adjusted EBITDA margin (5)	(71%)	(4%)	(49%)	(4%)

(1)	Non-cash beneficial conversion feature charges associated with the issuance of convertible debt
(2)	Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock and; associated with reversal of beneficial conversion feature originally recognized on Series 2-A convertible preferred stock and warrants upon exchange for Series 4-A convertible preferred stock
(3)	Excludes common shares outstanding on an "as converted basis" totaling 20.4 million in aggregate associated with preferred stock, warrants and vested employee options outstanding
(4) Reconciliation of Net loss to Adjusted EBITDA
	Three months ended January 31,		Twelve months ended January 31,
	2004	2003	2004	2003

Net loss	$(3,481)	$(1,047)	$(11,369)	$(11,827)
Add:
Non-cash beneficial conversion feature expense	0	10	0	1,727
Other interest (income) expense	(2)	(16)	(33)	512
Depreciation and amortization	608	631	2,288	2,909
Amortization of stock-based compensation expense	0	56	94	963
Provision for income tax	22	0	22	0
Loss on extinguishment of debt	0	135	0	6,838
Adjusted EBITDA	$(2,853)	$(231)	$(8,998)	$1,122
(5)	Adjusted EBITDA margin is Adjusted EBITDA divided by Revenue

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Vsource, Inc.
Consolidated Balance Sheets
(in thousands)
	January 31, 2004	January 31, 2003
Assets
Current assets:
Cash	$1,452	$11,152
Restricted cash	473	150
Accounts receivable, net	1,062	1,522
Inventories	207	490
Prepaid expenses	475	337
Other current assets	2,148	1,262
Total current assets	5,817	14,913
Property and equipment, net	4,418	4,974
Restricted cash, non-current	599	250
Total assets	$10,834	$20,137

Liabilities, Preferred stock and Shareholders' (deficit) equity
Current liabilities:
Accounts payable	$2,296	$1,134
Accrued expenses	5,348	3,333
Advance from customers	906	1,229
Total current liabilities	8,550	5,696
Advance from customer, non-current	0	900
Preferred stock	19,064	8,096
Shareholders' (deficit) equity	(16,780)	5,445
Total Liabilities, Preferred stock and Shareholders' (deficit) equity	$10,834	$20,137

Non-GAAP Financial Measures

This release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, Vsource has provided reconciliation within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Adjusted EBITDA has been presented in this release in order to assist in the analysis of the operating profitability of the company because the company believes this form of measurement eliminates the effects of non-cash charges such as beneficial conversion feature expense, stock-based compensation and depreciation and amortization. Management reviews this form of measurement monthly. Vsource has consistently provided this measurement in previous releases and therefore has provided a consistent basis for comparison between quarters, which the company believes is useful to investors and other interested persons.

About Vsource

Vsource, Inc., headquartered in La Jolla, Calif., provides customized global business process outsourcing (BPO) services to clients worldwide. Under Vsource Client Outsourcing Solutions (COS), Vsource delivers superior BPO solutions to Fortune 500 and Global 500 organizations. Vsource COS include: Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation SolutionsTM, which include Customer Relationship Management (CRM), Financial Services, Travel and Expense Claims, and Supply Chain Management (SCM). Under Vsource Human Capital Management (HCM) solutions, Vsource delivers Fortune 500 reliability to small and medium-sized businesses in the U.S. HCM solutions include: Human Resource Management, Health & Welfare, Administrative Services, and Risk Management. Vsource solutions are currently utilized by some of the world's most admired companies, including: ABN-AMRO, Agilent Technologies, EMC2, FedEx, Network Appliance, Haworth, and Gateway. For more information, log on to: www.vsource.com.

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Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, heavy reliance on a small number of major clients, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in providing human capital management solutions, the new and unproven market for business process outsourcing services internationally, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, management of acquisitions, litigation and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Foundation Solutions is a trademark of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

Vsource Media Relations Contact:
Cindy Kim
Direct: 858.456.4871
Fax: 858.456.4878
Cindy_Kim@vsource.com

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